Exhibit 3.1

CERTIFICATE OF AMENDMENT AND RESTATEMENT

CERTIFICATE OF INCORPORATION

OF

BOLT TECHNOLOGY CORPORATION

(A Stock Corporation)

The undersigned officer of Bolt Technology Corporation, a corporation organized and existing under the laws of the State of Connecticut (the “Corporation”), hereby certifies pursuant to the Connecticut Business Corporation Act, as amended from time to time (the “Act”), that:

1. The name of the Corporation is Bolt Technology Corporation.

2. The Certificate of Incorporation of the Corporation is hereby amended and restated. The restated certificate of incorporation consolidates all amendments into a single document.

3. Annexed hereto as Exhibit A and made a part hereof is the text of the amendment and restatement to the Certificate of Incorporation of the Corporation (the "Restated Certificate"). This Restated Certificate of Incorporation contains the following amendments:

Paragraph 1 shall be deleted in its entirety and the following Article I shall be substituted in its stead: The name of the corporation is Teledyne Bolt, Inc.

Paragraph 2 shall be deleted in its entirety and the following Article II shall be substituted in its stead: The total number of shares which the Corporation is authorized to issue is 1,000, all of which shall be common stock, with a par value of $.01 per share (the “Common Stock”).

Paragraph 3 shall be deleted in its entirety and the following Article III shall be substituted in its stead:

The personal liability of a director to the Corporation or its shareholders shall be limited to the fullest extent permitted by Section 33-636(b)(4) of the Act. If the Act is hereafter amended or superseded to incorporate provisions further eliminating or limiting the personal liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended or superseded. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Paragraph 4 shall be deleted in its entirety and the following Article IV shall be substituted in its stead: The Corporation shall be permitted to indemnify a director of the Corporation for liability to any person for any action taken, or any failure to take any action, as director of the Corporation to the fullest extent permitted by Section 33-636(b)(5) of the Act. If the Act is hereafter amended or superseded to incorporate provisions providing greater indemnification of a director for liability, then the Corporation shall be permitted to provide such greater indemnification to the fullest extent permitted by the Act as so amended or superseded. Neither the amendment nor repeal of this Article, nor the adoption of the Certificate of Incorporation inconsistent with this Article, shall affect the Corporation’s power to indemnify, or advance expenses to, a director of the Corporation for any liability stemming from acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision. For purposes of this Article, the terms “director” and “liability”, as they relate to a director of the Corporation and liability incurred by such director in his capacity as a director of the Corporation, shall have the respective meanings ascribed to the terms “director” and “liability” in Section 33-770 of the Act, as now in effect or as it may hereafter be amended or superseded.

Paragraphs 5, 6, 7, 8, 9 and 10 shall be deleted in their entirety.

4. The Restated Certificate, including the amendments incorporated therein, was approved by the Corporation's shareholders in the manner required by sections 33-600 to 33-998 of the Connecticut General Statutes, and by the Certificate of Incorporation.

IN WITNESS WHEREOF, this Certificate has been executed as of November 19, 2014.

BOLT TECHNOLOGY CORPORATION

By:	/s/ Robert Mehrabian
Dr. Robert Mehrabian
Chairman and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOLT TECHNOLOGY CORPORATION

(A Stock Corporation)

ARTICLE I

The name of the corporation is Teledyne Bolt, Inc.

ARTICLE II

The total number of shares which the Corporation is authorized to issue is 1,000, all of which shall be common stock, with a par value of $.01 per share (the “Common Stock”).

ARTICLE III

The personal liability of a director to the Corporation or its shareholders shall be limited to the fullest extent permitted by Section 33-636(b)(4) of the Act. If the Act is hereafter amended or superseded to incorporate provisions further eliminating or limiting the personal liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended or superseded. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IV

The Corporation shall be permitted to indemnify a director of the Corporation for liability to any person for any action taken, or any failure to take any action, as director of the Corporation to the fullest extent permitted by Section 33-636(b)(5) of the Act. If the Act is hereafter amended or superseded to incorporate provisions providing greater indemnification of a director for liability, then the Corporation shall be permitted to provide such greater indemnification to the fullest extent permitted by the Act as so amended or superseded. Neither the amendment nor repeal of this Article, nor the adoption of the Certificate of Incorporation inconsistent with this Article, shall affect the Corporation’s power to indemnify, or advance expenses to, a director of the Corporation for any liability stemming from acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision. For purposes of this Article, the terms “director” and “liability”, as they relate to a director of the Corporation and liability incurred by such director in his capacity as a director of the Corporation, shall have the respective meanings ascribed to the terms “director” and “liability” in Section 33-770 of the Act, as now in effect or as it may hereafter be amended or superseded.